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                                                                    EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to incorporation by reference in the Pre-effective Amendment No.1 on Form S-3 (Regis. No. 333-28125) of our report, which included an explanatory paragraph related to substantial doubt about the ability of Alamar Biosciences, Inc. to continue as a going concern, dated November 19, 1995, on our audits of the financial statements of Alamar Biosciences, Inc. including the balance sheet as of September 30, 1995 and the statements of operations, shareholders' equity and cash flows for the year ended September 30, 1995, which report is included in the Annual Report on Form 10-KSB for the year ended September 30, 1995. We also consent to the reference to our firm in the prospectus under the caption "Experts."


                                            /s/ Coopers & Lybrand L.L.P.


Sacramento, CA
Novmeber 13, 1997